Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-190342 on Form S-8 and Registration Statement No. 333-197047 on Form S-3 of our report dated March 5, 2020, relating to the consolidated financial statements of Silvercrest Asset Management Group Inc. and Subsidiaries (the “Company”), which report expresses an unqualified opinion, appearing in the Annual Report on Form 10-K of Silvercrest Asset Management Group Inc. for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP
New York, New York
March 5, 2020